Exhibit 1

The undersigned agree to file jointly with the Securities and Exchange Commission (the “SEC”) any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under Section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the common stock of Crazy Woman Creek Bancorp, Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to any statement on Schedule 13G or Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: January 25, 2013

THE BURTON PARTNERSHIP, LIMITED PARTNERSHIP

By:	/s/ Donald W. Burton
Name:	Donald W. Burton
Title:	General Partner

THE BURTON PARTNERSHIP (QP), LIMITED PARTNERSHIP

By:	/s/ Donald W. Burton
Name:	Donald W. Burton
Title:	General Partner

/s/ Donald W. Burton
Donald W. Burton